As filed with the Securities and Exchange Commission on November 15, 2013

Registration Statement No. 333-191784

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Navigator Holdings Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Republic of the Marshall Islands	4412	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

21 Palmer Street

London, SW1H 0AD, United Kingdom

+44 (0)20 7340 4850

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 894-8940

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mike Rosenwasser E. Ramey Layne Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 Telephone: (212) 237-0000 Facsimile: (212) 237-0100	Marc D. Jaffe Ian D. Schuman Latham & Watkins LLP 885 Third Avenue Suite 1000 New York, New York 10022 Telephone: (212) 906-1200 Facsimile: (212) 751-4864

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form F-1 (File No. 333-191784) of Navigator Holdings Ltd. is being filed solely to amend Item 8 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 5 does not modify any provision of the preliminary prospectus contained in Part I or Items 6, 7, or 9 of Part II of the Registration Statement. Accordingly, this Amendment No. 5 does not include a copy of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Indemnification of Directors and Officers.

The articles of incorporation of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant as follows:

The Registrant shall indemnify, to the fullest extent now or hereafter permitted or required by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that the person is or was or has agreed to become a director or officer of the Registrant, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the Registrant to procure judgment in its favor by reason of the fact that the person is or was or has agreed to become a director or officer of the Registrant, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action, suit or proceeding, if he or she was acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless and only to the extent that the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Section 60 of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands provides as follows with respect to the indemnification of directors and officers:

Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7. Recent Sales of Unregistered Securities

Since September 30, 2010, we have made the following sales of unregistered securities (after giving effect to the 3-for-1 stock split effected on October 29, 2013 in the form of a stock dividend):

■	In March 2011, we granted an 15,750 shares of restricted stock with a weighted average estimated value of $5.99 per share to David J. Butters pursuant to the 2008 Restricted Stock Plan;

■

In April 2011, we granted 45,600 shares of restricted stock with a weighted average estimated value of $6.53 per share to certain of our officers and employees pursuant to the 2008 Restricted Stock Plan;

■	In December 2011, we issued 1,875,000 shares of common stock to the WLR Group at a purchase price of $8.33 per share;

■

In February 2012, we granted 50,298 shares of restricted stock with a weighted average estimated value of $7.59 per share to certain of our officers and employees pursuant to our 2008 Restricted Stock Plan;

■	In March 2012, we issued 5,625,000 shares of common stock to the WLR Group at a purchase price of $8.33 per share;

■

In April 2012, we granted 30,000 shares of restricted stock with a weighted average estimated value of $7.20 per share to two members of our board of directors pursuant to our 2008 Restricted Stock Plan;

■	In February 2013, we issued 6,499,998, 500,001 and 500,001 shares of common stock to the WLR Group, Mr. Butters and an unrelated third party, respectively, at a purchase price of $10.00 per share;

■

In March 2013, we granted 60,000 shares of restricted stock with a weighted average estimated value of $10.00 per share to certain of our officers and employees pursuant to our 2008 Restricted Stock Plan; and

■

In April 2013, we granted 42,117 shares of restricted stock with a weighted average estimated value of $10.00 per share to certain of our officers and employees pursuant to our 2008 Restricted Stock Plan.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Index to Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form F-1, which Index to Exhibits is incorporated herein by reference.

(b) Financial Statement Schedules.

All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

To provide to the underwriters at the closing specified in the underwriting agreement shares certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of November, 2013.

Navigator Holdings Ltd.

By:	/s/ David J. Butters
	Name:	David J. Butters
	Title:	Chairman of the Board of Directors,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David J. Butters David J. Butters	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	November 15, 2013

/s/ Niall Nolan Niall Nolan	Chief Financial Officer (Principal Financial and Accounting Officer)	November 15, 2013

* Dr. Heiko Fischer	Director	November 15, 2013

* David Kenwright	Director	November 15, 2013

* Spiros Milonas	Director	November 15, 2013

* Alexander Oetker	Director	November 15, 2013

* Wilbur L. Ross, Jr.	Director	November 15, 2013

* Florian Weidinger	Director	November 15, 2013

*By:	/s/ David J. Butters
David J. Butters
Attorney-in-Fact

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States, has signed this registration statement in the City of Newark, State of Delaware, on November 15, 2013.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director
Authorized Representative in the United States

Exhibit Index

EXHIBIT NO.	DESCRIPTION
1.1**	Form of Underwriting Agreement.

2.1**†	Framework Agreement in relation to the sale of handysize gas vessels, dated November 14, 2012 between Maersk Handy Gas Pte Ltd, A.P. Møller Singapore Pte Ltd and Live Oak Company Limited, as Sellers, and Navigator Holdings Ltd. and Navigator Gas L.L.C., as Buyers.

2.2.1**†	Memorandum of Agreement in relation to the sale of the Maersk Glory, dated November 16, 2012 between Maersk Handy Gas Pte Ltd, as Seller, and Navigator Holdings Ltd. and Navigator Gas L.L.C. (In accordance with Instruction 2 to Item 601 of Regulation S-K, the Company has filed only one Memorandum of Agreement, as the other agreements are substantially identical in all material respects except as to the parties thereto.)

2.2.2**	Schedule of Agreements omitted pursuant to Instruction 2 to Item 601 of Regulation S-K.

3.1**	Amended and Restated Articles of Incorporation of Navigator Holdings Ltd.

3.2**	Second Amended and Restated Bylaws of Navigator Holdings Ltd.

4.1**	Investment Agreement, dated November 10, 2011, among Navigator Holdings Ltd., WL Ross & Co. LLC and certain of its affiliates named therein.

4.2**	Investment Agreement, dated February 15, 2013, among Navigator Holdings Ltd., WL Ross & Co. LLC and certain of its affiliates and unrelated third-party investors named therein.

4.3**	Investor Rights Agreement, dated November 5, 2013, among Navigator Holdings Ltd., WL Ross & Co. LLC and certain of its affiliates named therein.

4.4**	Investor Restrictions Agreement, dated August 9, 2012, among Navigator Holdings Ltd., WL Ross & Co. LLC and certain of its affiliates named therein.

4.5	Form of Common Stock Certificate.

5.1**	Opinion of Watson, Farley & Williams LLP, as to the legality of the securities being registered.

8.1**	Opinion of Vinson & Elkins L.L.P. relating to tax matters.

8.2**	Opinion of Watson, Farley & Williams LLP relating to tax matters.

10.1**	Navigator Holdings Ltd. 2013 Long-Term Incentive Plan.

10.2**	Navigator Holdings Ltd. 2008 Restricted Stock Plan.

10.3**	$80,000,000 Secured term loan facility by and among Navigator Gas L.L.C., Navigator Leo L.L.C., Navigator Libra L.L.C., Nordea Bank Finland Plc, acting through its New York branch, and Skandinaviska Enskilda Banken AB (Publ), as the Lead Arrangers, Bookrunner, Facility Agent and Security Trustee, dated as of April 1, 2011.

10.4**	$180,000,000 Secured term loan facility by and among Navigator Gas L.L.C., Navigator Pegasus, L.L.C., Navigator Phoenix L.L.C., Nordea Bank Finland Plc, Skandinaviska Enskilda Banken AB and DVB Bank Se Nordic Branch, dated as of April 18, 2012.

10.5**	$270,000,000 Secured term loan facility by and among Navigator Gas L.L.C., Navigator Holdings Ltd., Nordea Bank Finland Plc, Skandinaviska Enskilda Banken AB, DVB Bank Se Nordic Branch, ABN Amro Bank N.V. and HSH Nordbank AG, as mandated lead arrangers, dated as of February 12, 2013.

10.6**	$120,000,000 Secured term loan facility by and among Navigator Gas L.L.C., Navigator Atlas L.L.C., Navigator Europa L.L.C., Navigator Oberon L.L.C. and Navigator Triton L.L.C., Credit Agricole Corporate and Investment Bank, the Export-Import Bank of Kore, HSH Nordbank Ag and NIBC Bank N.V. as the arrangers and Credit Agricole as agent, and a group of financial institutions as lenders, dated as of April 11, 2013.

EXHIBIT NO.	DESCRIPTION
10.7**	Bond Agreement between Navigator Holdings Ltd. and Norsk Tillitsmann ASA on behalf of the Bondholders in the bond issue of 9% Navigator Holdings Ltd. Senior Unsecured Callable Bonds dated December 14, 2012.

10.8**	Joint Venture Agreement, dated August 4, 2010, among PT Persona Sentra Utama, PT Mahameru Kencana Abadi, Navigator Gas Invest Limited and PT Navigator Khatulistiwa.

10.9**	Form of Indemnification Agreement between Navigator Holdings Ltd. and each of the directors and officers thereof.

16.1**	Letter from Grassi & Co., CPAs, P.C., dated October 17, 2013.

16.2**	Letter from MSPC Certified Public Accountants and Advisors, P.C., dated October 17, 2013.

21.1**	List of Subsidiaries of Navigator Holdings Ltd.

23.1**	Consent of KPMG LLP.

23.2**	Consent of Watson, Farley & Williams LLP (contained in Exhibit 5.1).

23.3**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1).

23.4**	Consent of Watson, Farley & Williams LLP relating to tax matters (contained in Exhibit 8.2).

23.5**	Consent of Drewry Shipping Consultants Ltd.

24.1**	Powers of Attorney.

*	To be filed by amendment.
**	Previously filed.
†	The schedules and similar attachments to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the Securities and Exchange Commission upon request.